                                 PROXY STATEMENT
                                     FOR THE
                                 APRIL 26, 1999
                          ANNUAL SHAREHOLDERS' MEETING

Dear Shareholder:

         You are cordially invited to attend Valmont's Annual Meeting of Shareholders on April 26, 1999 at 2:00 P.M. The meeting will be held in the Lecture Hall of the Joslyn Art Museum at 2200 Dodge Street in Omaha. You may enter the building through the atrium entrance on the east side.

         The formal meeting of Shareholders will be followed by a review of Valmont's business operations for 1998 and the first quarter of 1999, as well as our outlook for the future. Following the meeting, you are invited to an informal reception where you can visit with the Directors and Officers about the activities of the Company.

         If you cannot attend the meeting in person, please vote your shares by proxy. Please complete, sign and date the enclosed proxy card and return it in the postage paid envelope. Your prompt return of the card will help your Company avoid additional solicitation costs. In person or by proxy, your vote is important.

         I look forward to seeing you at our Annual Meeting.

                                      Sincerely,

                                      Mogens C. Bay
                                      Chairman and Chief Executive Officer

                            VALMONT INDUSTRIES, INC.
                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS

         Notice is hereby given that the Annual Meeting of Shareholders of Valmont Industries, Inc., a Delaware corporation, will be held at the Joslyn Art Museum, 2200 Dodge St., Omaha, Nebraska 68102, on Monday, April 26, 1999, at 2:00 p.m. local time for the purpose of:

         (1)   Electing three directors of the Company to three year terms.

         (2)   Approving the Valmont 1999 Stock Plan.

         (3) Ratifying the appointment of Deloitte & Touche LLP as independent accountants for fiscal 1999.

         (4) Transacting such other business as may properly come before the meeting.

         Shareholders of record at the close of business on March 5, 1999 are entitled to vote at this meeting. If you do not expect to be present at the Annual Meeting and wish your shares to be voted, please complete, sign, date and mail the enclosed proxy form.

                                         BY ORDER OF THE BOARD OF DIRECTORS




                                         Thomas P. Egan, Jr.
                                         Secretary
                                         Omaha, Nebraska 68154
                                         March 24, 1999

                                 PROXY STATEMENT

To Our Shareholders:

         The Board of Directors of Valmont Industries, Inc. solicits your proxy in the form enclosed for use at the Annual Meeting of Shareholders to be held on Monday, April 26, 1999, or at any adjournments thereof.

         At the close of business on March 5, 1999, the record date for shareholders entitled to notice of and to vote at the meeting, there were outstanding 24,528,973 shares of the Company's common stock. There were no preferred shares outstanding. All holders of common stock are entitled to one vote for each share of stock held by them.

         Shares of common stock represented by a properly signed and returned proxy, including shares represented by broker non-votes or abstaining from voting, will be treated as present at the meeting for the purpose of determining a quorum. Directors are elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes will not affect the election of Directors.

         The proposals to approve the Valmont 1999 Stock Plan and to ratify the appointment of the accountants require the affirmative vote of a majority of shares present in person or represented by proxy. Abstentions will have the same effect as a vote against these proposals. Broker non-votes on these proposals are treated as shares for which voting power has been withheld by the beneficial holders of those shares and therefore will not be counted as votes for or against such proposals.

         Any shareholder giving a proxy may revoke it before the meeting by mailing a signed instrument revoking the proxy to: Corporate Secretary, Valmont Industries, Inc., One Valmont Plaza, Omaha, Nebraska 68154. To be effective, the revocation must be received by the Secretary before the date of the meeting. A shareholder may attend the meeting in person and at that time withdraw the proxy and vote in person.

         The cost of solicitation of proxies, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to their principals, shall be borne by the Company. This proxy statement and proxy card are being mailed to shareholders on or about March 24, 1999.

                              CERTAIN SHAREHOLDERS

         The following table sets forth, as of March 5, 1999, the number of shares beneficially owned by (i) persons known to the Company to be beneficial owners of more than 5% of the Company's outstanding common stock, (ii) directors, nominees and named executive officers and (iii) all directors and executive officers as a group.


                                                     AMOUNT AND NATURE
     NAME AND ADDRESS OF                          OF BENEFICIAL OWNERSHIP     PERCENT
       BENEFICIAL OWNER                             MARCH 5, 1999  (1)        CLASS (2)
----------------------------------------------------------------------------------------
Robert B. Daugherty                                       7,113,568             29.0%
   Ocean Reef
   Key Largo, FL  33037

Shapiro Capital Management Company, Inc. (3)              2,156,050              8.8%
   3060 Peachtree Road, N.W.
   Atlanta, GA  30305

Mogens C. Bay                                               609,045              2.5%
Charles M. Harper                                            98,000
Allen F. Jacobson                                            54,000
Lloyd P. Johnson                                             34,000
John E. Jones                                                32,000
Thomas F. Madison                                            47,230
Charles D. Peebler, Jr.                                       6,000
Bruce Rohde                                                  20,000
Walter Scott, Jr.                                            74,000
Kenneth E. Stinson                                           34,000
Robert G. Wallace                                            38,000
Vincent T. Corso                                             61,101
Thomas P. Egan, Jr.                                          98,829
Joseph M. Goecke                                            204,937
Terry J. McClain                                            152,100
E. Robert Meaney                                             66,035

All Executive Officers and Directors
  As Group (19 persons)                                   9,042,473             36.9%


(1) Includes shares which the directors and executive officers have, or within 60 days of March 5, 1999 will have, the right to acquire through the exercise of stock options, as follows: 8,000 shares each for Messrs. Daugherty and Stinson; 16,000 shares each for Messrs. Harper, Jacobson, Johnson, Madison, Scott and Wallace; and 313,334, 37,334, 37,351, 2,666, 39,822 and 31,253 shares for Messrs. Bay, Corso, Egan, Goecke, McClain and Meaney respectively; and 638,885 shares for all executive officers and directors as a group.

(2) Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares common stock.

(3) This information is based on a Schedule 13G filed with the Securities and Exchange Commission in February 1999.

                              ELECTION OF DIRECTORS

         The Company's Board of Directors crrently consists of twelve members, including Messrs. Charles Peebler and Bruce Rohde, who were elected to the Board in February 1999 to terms expiring in 2000 and 2001, respectively.

         Messrs. Jacobson, Johnson and Wallace are retiring as Directors effective with the 1999 Annual Meeting of Shareholders. Consequently, effective with the 1999 Annual Meeting of Shareholders, the Company's Board of Directors will be composed of nine members, divided into three classes. Each class serves for three years on a staggered term basis. Of the Directors of the Company, only Mr. Bay is an employee of the Company.

         Three Directors have terms of office that expire at the 1999 Annual Meeting. They have been nominated by the Board of Directors for re-election to three-year terms. These nominees are:

                                            Mogens C. Bay
                                            John E. Jones
                                            Walter Scott, Jr.

         Unless authority to vote for directors is withheld, the shares represented by the enclosed proxy will be voted for the election of the nominees named above. In the event any of such nominees becomes unavailable for election, the proxy holders will have discretionary authority to vote the proxies for a substitute. The Board of Directors has no reason to believe that any such nominee will be unavailable to serve.

NOMINEES FOR ELECTION - TERMS EXPIRE 2002:

MOGENS C. BAY, Age 50, Chairman and Chief Executive Officer of the Company since January 1997. President and Chief Executive Officer of the Company from August 1993 to December 1996. Director, ConAgra, Inc. and Inacom Corp.

Served as Director of Company continuously since October 1993.
Valmont Stock:  609,045 shares


JOHN E. JONES, Age 64, Retired Chairman, President and Chief Executive Officer of CBI Industries, Inc. Director, Allied Products Corporation, Amsted Industries Incorporated, NICOR Inc. and BWAY Corp.

Served as Director of Company continuously since April 1993.
Valmont Stock:  32,000 shares


WALTER SCOTT, JR., Age 67, Chairman of Level 3 Communications, Inc. since March 1998. Previously, Chairman of the Board and President of Peter Kiewit Sons', Inc. Director, Berkshire Hathaway, Inc., CalEnergy Company, Commonwealth Telephone Enterprises, Inc., ConAgra, Inc., Level 3 Communications, Inc., Peter Kiewit Sons', Inc., RCN Corporation and U.S. Bancorp.

Served as Director of Company continuously since April 1981.
Valmont Stock:  74,000 shares

CONTINUING DIRECTORS - TERMS EXPIRE 2001:

CHARLES M. HARPER, Age 71, Former Chairman of the Board and Chief Executive Officer of RJR Nabisco Holdings Corp. and ConAgra, Inc. Director, ConAgra, Inc.

Served as Director of Company continuously since April 1979.
Valmont Stock:  98,000 shares


THOMAS F. MADISON, Age 63, President of MLM Partners since January 1993; Chairman of Communications Holdings, Inc. since September 1996; Vice Chairman and Office of CEO of Minnesota Mutual Life Insurance Company from February 1994 to August 1994; Previously, President - Markets of U S WEST Communications. Director, ACI Telecentrics, Aon Insurance Advisory Board, Communications Holdings, Inc., Delaware Group of Mutual Funds, Digital River, Inc., LHS Health Systems, Minnegasco Advisory Board, and Span Link.

Served as Director of Company continuously since June 1987.
Valmont Stock:  47,230 shares


BRUCE ROHDE, Age 50, Chairman and CEO of ConAgra, Inc. since September 1998. President, Vice Chairman and Chief Executive Officer of ConAgra, Inc. from September 1997 to September 1998. President and Vice Chairman of ConAgra, Inc. from August 1996 to September 1997. Previously, President of McGrath, North, Mullin & Kratz, P.C. Director, ConAgra, Inc.

Served as Director of Company continuously since February 1999.
Valmont Stock:  20,000 shares


CONTINUING DIRECTORS - TERMS EXPIRE 2000:

ROBERT B. DAUGHERTY, Age 77, Chairman Emeritus of the Company since December 1996; Chairman of the Board of the Company from March 1947 to December 1996.

Served as Director of Company continuously since March 1947.
Valmont Stock:  7,113,568 shares


CHARLES D. PEEBLER, JR., Age 62, President of True North Communications, Inc. and Chairman and Chief Executive Officer of True North Diversified Companies since December 1997. Previously Chief Executive Officer, President and Director of Bozell, Jacobs, Kenyan & Eckherdt, Inc.; Director, American Tool Companies, Inc. and True North Communications, Inc.

Served as Director of Company continuously since February 1999.
Valmont Stock:  6,000 shares


KENNETH E. STINSON, Age 56 , Chairman and Chief Executive Officer of Peter Kiewit Sons', Inc. since March 1998. Chairman and Chief Executive Officer of Kiewit Construction Group, Inc. from April 1994 to March 1998. Director, ConAgra, Inc., Level 3 Communications, Inc. and Peter Kiewit Sons', Inc.

Served as Director of Company continuously since December 1996.
Valmont Stock:  34,000 shares

(1) Messrs. Jacobson (Chairman), Harper, Johnson and Madison were members of the Compensation Committee which met two times during 1998. The Compensation Committee, composed of directors who are not employees of the Company, directs the administration of various management incentive plans; takes action upon or makes recommendations to the Board of Directors on salary changes for certain key management personnel; and takes action upon or makes recommendations to the Board of Directors concerning certain employee benefit plan matters.

      Messrs. Scott (Chairman), Jones and Wallace were members of the Audit Committee which met three times during the last fiscal year. The Audit Committee, composed of directors who are not employees of the Company, recommends selection of the independent public accountants; reviews matters pertaining to the audit, systems of internal control and accounting policies and procedures; has approval authority with respect to services provided by the independent public accountants; and directs and supervises investigations into matters within the scope of its duties.

      The Company does not have a standing Nominating Committee.

(2) The Board of Directors held five meetings during the last fiscal year. During 1998, non-employee directors were paid an annual fee of $25,000 plus $2,000 for each board meeting and $1,000 for each committee meeting attended. Committee chairmen receive an additional $6,000 per year. Messrs. Harper, Jacobson, Johnson, Jones, Scott and Wallace have elected to receive their fees in the form of deferred compensation. The deferred fees accrue interest indexed to U.S. Government bonds, compounded monthly. Employee directors do not receive director or meeting fees.

(3) Mr. Daugherty, who was an employee of the Company through fiscal 1996, received an award of $52,452 under the 1996-1998 Long-Term Performance Share Program and $20,985 in benefits from the Company.

(4) Pursuant to the stockholder approved 1996 Stock Plan, each non-employee director receives (i) an annual award of 2,000 shares of common stock of the company and (ii) an annual award of a nonqualified stock option for 4,000 shares of common stock exercisable at the fair market value of the Company's common stock on the date of grant. These awards are made annually on the date of and following completion of Valmont's Annual Shareholders' Meeting. The common stock award will be forfeited if the director's services terminate for any reason other than death, retirement from the board at the mandatory retirement age, or resignation or failure to stand for re-election, in any such case without the prior approval of the board.

(5)   See "Certain Shareholders" for additional information on stock ownership.

                             EXECUTIVE COMPENSATION

         The following Summary Compensation Table provides information on the annual and long-term compensation for services paid by the Company to the Chief Executive Officer and the four highest paid executive officers for the three fiscal years ended December 26, 1998.

                           SUMMARY COMPENSATION TABLE


                                                  ANNUAL COMPENSATION        LONG-TERM COMPENSATION
                                                -----------------------    --------------------------
                                                                            AWARDS         PAYOUTS
                                                                            ------         -------              ALL
           NAME AND                                                        NUMBER OF        LTIP               OTHER
       PRINCIPAL POSITION             YEAR      SALARY ($)    BONUS ($)    OPTIONS (#)    PAYOUTS ($)      COMP. ($) (1)
       ------------------             ----      ----------    ---------    ------------   ------------     -------------
Mogens C. Bay (2)                     1998       600,461              0      100,000          231,407          37,434
   Chairman and Chief                 1997       551,923        368,086      100,000          755,630         114,238
   Executive Officer                  1996       501,923        721,201      100,000          749,512         114,504

Vincent T. Corso                      1998       234,615         15,743       60,000           57,096          13,835
   Sr. Vice President and             1997       205,769        150,622       30,000          168,758          33,287
   Chief Operating Officer            1996       185,769        129,704       25,000          167,392          28,688

Terry J. McClain (2)                  1998       220,190              0       50,000           57,096          12,478
   Sr. Vice President and Chief       1997       200,769        131,238       30,000          191,777          36,083
   Financial Officer                  1996       185,577        260,704       25,000          190,224          36,884

E. Robert Meaney                      1998       210,162              0       20,000           64,810          12,374
   Sr. Vice President -               1997       210,000         24,890       10,000          230,119          30,227
   International                      1996       210,000         46,200        4,000          228,256          28,944

Joseph M. Goecke (2)                  1998       203,000              0            0           62,743          11,958
   Vice President                     1997       203,000        113,477            0          233,966          40,598
                                      1996       203,000        389,301       10,000          232,072          44,826

Thomas P. Egan, Jr.                   1998       171,749              0        4,000           40,113           9,534
   Vice President, Corporate          1997       165,254         53,617        4,000          111,180          22,403
   Counsel and Secretary              1996       155,385        117,715        5,000          110,279          22,741


(1) Amounts represent the Company's contribution under the Valmont Employee Retirement Savings Plan and related Restoration Plan.

(2) Messrs. Bay, McClain and Goecke hold 6,000, 4,000 and 6,000 restricted shares of the Company's common stock, respectively, which on December 26, 1998 were valued at $87,750, $58,500 and $87,750 respectively. The restrictions lapsed in February 1999. Each executive received dividends paid on the restricted stock.

                     STOCK OPTION GRANTS IN FISCAL YEAR 1998

         The following table provides information on 1998 stock option grants to executive officers named in the Summary Compensation Table. No stock appreciation rights were granted during fiscal 1998.


                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                                 ANNUAL RATES OF
                                                                                            STOCK PRICE APPRECIATION
                                               INDIVIDUAL GRANT                                FOR OPTION TERM (3)
                         ---------------------------------------------------------------    -----------------------
                                                  % OF TOTAL
                                                    OPTIONS
                                                  GRANTED TO      EXERCISE
                           DATE       OPTIONS    EMPLOYEES IN     PRICE ($)   EXPIRATION
       NAME               GRANTED    GRANTED      FISCAL YEAR     PER SHARE      DATE         5% ($)       10% ($)
       ----               -------    ---------    -----------     ---------      ----         ------       -------
Mogens C. Bay (1)        12/14/98    100,000         15.2%        15.875       12/13/08      978,009      2,497,644
Mogens C. Bay (2)        11/12/98      3,846          0.6%        15.500       12/17/99        3,023          6,299
Vincent T. Corso (1)     12/14/98     60,000          9.1%        15.875       12/13/08      586,805      1,498,587
Terry J. McClain (1)     12/14/98     50,000          7.6%        15.875       12/13/08      489,005      1,248,822
E. Robert Meaney (1)     12/14/98     20,000          3.0%        15.875       12/13/08      195,602        499,529
E. Robert Meaney (2)      4/22/98      6,909          1.0%        23.000        3/01/04       44,550        108,314
E. Robert Meaney (2)      4/22/98      9,105          1.4%        23.000       12/19/05       83,323        208,649
Joseph M. Goecke (2)     11/16/98      9,822          1.5%        15.250       12/07/02       27,928         64,857
Joseph M. Goecke (2)     11/16/98     13,874          2.1%        15.250       12/12/04       65,365        155,746
Thomas P. Egan, Jr. (1)  12/14/98      4,000          0.6%        15.875       12/13/08       39,120         99,906
Thomas P. Egan, Jr. (2)    5/1/98      1,042          0.2%        22.250       12/17/98          657          1,366
Thomas P. Egan, Jr. (2)    5/1/98      1,350          0.2%        22.250       12/17/99        2,396          4,951
-------------------------------------------------------------------------------------------------------------------
All Shares Outstanding (4)                                                               227,376,903    576,414,712


(1) Options become exercisable in three equal annual installments commencing on the first anniversary of the grant, or on the fifth anniversary of the grant.

(2) Replacement options become exercisable six months following the grant. These options were issued pursuant to the 1988 and 1996 Stock Plans upon stock-for-stock option exercises as reflected in the Options Exercised table on page 10.

(3) Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. The numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise) so there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.

(4) All shares outstanding represent the increase in total Company shareholder value if the stock price and assumed rates used in the stock option assumptions are achieved over a ten year option period multiplied by the number of shares outstanding at the end of fiscal 1998 (24,721,373).

        OPTIONS EXERCISED IN FISCAL YEAR 1998 AND FISCAL YEAR END VALUES

         The following table provides information on the exercise of stock options during fiscal 1998 and the status of unexercised stock options at the end of the year for the executive officers named in the Summary Compensation Table.


                                                                                          VALUE OF UNEXERCISED
                                                             NUMBER OF UNEXERCISED       IN-THE-MONEY OPTIONS
                                                             OPTIONS AT FY-END (#)         AT FY-END ($) (2)
                              SHARES                         ---------------------       ---------------------
                            ACQUIRED ON       VALUE
                            EXERCISE (#)  REALIZED ($)(1)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
                            ------------  --------------   -----------  -------------  -----------  -------------
Mogens C. Bay                  19,334        190,340        313,334        270,512      1,365,000            0
Vincent T. Corso                    0              0         37,334        111,666        135,172       48,328
Terry J. McClain               17,332        129,327         39,822         95,000         27,503            0
E. Robert Meaney               24,762        306,907         27,920         37,332         28,812       36,663
Joseph M. Goecke               36,334        251,921          2,666         33,696         14,663            0
Thomas P. Egan, Jr.             4,667         77,172         37,351         11,666        178,336            0


(1) Value realized is the difference between the closing price of the Company's Common Stock on the day of exercise and the option exercise price multiplied by the number of shares.

(2) Value is the difference between the closing price of the Company's Common Stock on the last trading day of fiscal 1998 and the option exercise price of the in-the-money options multiplied by the number of in-the-money options.

             LONG-TERM INCENTIVE PLANS - AWARDS IN FISCAL YEAR 1998

The following table provides information on the long-term incentive program awards granted to the executive officers named in the Summary Compensation Table during fiscal year 1998.


                                                        PERFORMANCE            ESTIMATED FUTURE PAYOUTS UNDER
                                   NUMBER OF             OR OTHER                NON-STOCK PRICE-BASED PLANS
                                 SHARES, UNITS         PERIOD UNTIL      --------------------------------------
                                   OR OTHER            MATURATION OR     THRESHOLD        TARGET        MAXIMUM
                                  RIGHTS (#)              PAYOUT            ($)             ($)           ($)
                                  ----------              ------            ---             ---           ---
Mogens C. Bay                        1 Unit                (1)            148,500         270,000       540,000
Vincent T. Corso                     1 Unit                (1)             37,125          67,500       135,000
Terry J. McClain                     1 Unit                (1)             36,300          66,000       132,000
E. Robert Meaney                     1 Unit                (1)             34,650          63,000       126,000
Joseph M. Goecke                     1 Unit                (1)             27,912          50,750       101,500
Thomas P. Egan, Jr.                  1 Unit                (1)             23,595          42,900        85,800


(1) Awards are for the three-year award cycle ending in 2000. See "Compensation Committee Report on Executive Compensation - Long-Term Performance Incentives" for a description of the award program.

                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

         Valmont's executive compensation policies and practices are approved by the Compensation Committee of the Board of Directors (the "Committee"). The Committee during 1998 consisted of four Directors who are not employees of the Company. The Committee's determinations on compensation of the Chief Executive Officer and other executive officers are reviewed with non-employee Directors.

         The Committee has implemented compensation policies, plans and programs which seek to enhance shareholder value by aligning the financial interests of the executive officers with those of the Company's shareholders. Annual base salaries are generally set at competitive median levels. The Company relies on annual and long-term incentive compensation and stock options to attract, retain, motivate and reward executive officers and other key employees. Incentive compensation is variable and tied to corporate, business unit and individual performance. The plans are designed to provide an incentive to management to grow earnings, provide quality returns on investment, enhance shareholder value and contribute to the long-term growth of the Company. All incentive compensation plans are reviewed at least annually to assure their linkage to the current strategies and needs of the business. The Company's programs have been designed so that compensation paid to named executive officers in 1998 will be deductible under the Internal Revenue Code's compensation limits for deductibility.

         Valmont's executive compensation is based on four components, each of which is intended to support the overall compensation philosophy.

         BASE SALARY. Base salary is targeted at the median level for industrial manufacturing companies of similar characteristics such as sales volume, capitalization and financial performance. Salaries for executive officers are reviewed by the Committee on an annual basis and may be changed based on the individual's performance or a change in competitive pay levels in the marketplace.

         The Committee reviews with the Chief Executive Officer an annual salary plan for the Company's executive officers (other than the Chief Executive Officer). The salary plan is modified as deemed appropriate and approved by the Committee. The annual salary plan is developed by the Company's human resources staff under the ultimate direction of the Chief Executive Officer based on peer group and national surveys of industrial manufacturing organizations with similar characteristics and on performance judgments as to the past and expected future contributions of the individual executive. In addition, the Committee periodically reviews information provided by independent compensation consultants concerning salary competitiveness. The Committee reviews and establishes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee's assessment of his past performance, his leadership in establishing performance standards in the conduct of the Company's business, and its expectation as to his future contributions in directing the long-term success of the Company and its businesses.

         The Committee increased the Chief Executive Officer's salary in December 1998 to the current level of $624,000 per year. The salary increase reflected the Committee's desire to reward Mr. Bay for his performance in managing the Company during a difficult year in 1998 and his contribution to the Company's performance since his appointment.

         ANNUAL INCENTIVES. The Company's short-term incentives are paid pursuant to the Total Value Impact (TVI) Program, established under the stockholder approved Executive Incentive Plan. The Committee believes that the annual bonus of key employees, including executive officers, should be based on optimizing operating profits and prudent management of the capital employed in the business. Accordingly, the TVI plan provides for target performance levels based upon the Company's or the respective business unit's net operating income after tax, less the cost of capital. A minimum threshold level must be met before any awards are earned. Individual award targets are based on a pre-determined percentage of beginning of year base salary considering the individual's position and the Committee's assessment of the individual's expected contribution in such position. Participants, thresholds and specific performance levels are established by the Committee at the beginning of each fiscal year.

         The Committee approved the participation of 48 key management employees, including 8 executive officers, in the TVI Program for 1998. Based on performance levels achieved during 1998, the Committee approved aggregate bonus payments of $563,770. No TVI bonus was paid to the Chief Executive Officer for 1998 based on the pre-established performance goals under the Program.

         LONG-TERM PERFORMANCE INCENTIVES. Long-term performance incentives for senior management employees are provided through the Long-Term Performance Share Program ("Program") established under the stockholder approved Executive Incentive Plan and through the 1988 and 1996 Stock Plans. The Program operates on three-year award cycles. The Committee selects participants, establishes target awards, and determines a performance matrix (based on return on equity, net earnings and other selected factors) at the beginning of each award cycle. The performance matrix provides for the performance shares to be increased or decreased in number based on greater or lesser levels of performance. Earned performance shares are then valued at the company's stock price at the end of the performance period. The Committee approves the number of performance shares to be paid following a review of results at the end of each performance cycle. Awards may be paid in cash or in shares of common stock or any combination of cash and stock.

         The Committee previously selected the nine executive officers who participated in the award cycle ending in 1998. Based on performance goals previously established by the Committee, the Committee approved payments aggregating $575,051 for 1998 to the eight executive officers. The award of $231,407 to the Chief Executive Officer for 1998 was based on the Company's performance during the award cycle. During 1998, the Committee selected the participants and established the performance goals for the 1998-2000 award cycle.

         STOCK INCENTIVES. Long-term stock incentives are provided through grants of stock options and restricted stock to executive officers and other key employees pursuant to the stockholder approved 1988 Stock Plan and 1996 Stock Plan (both referenced hereafter as the "Plan"). The stock component of compensation is intended to retain and motivate employees to improve long-term shareholder value. Stock options are granted at the prevailing market value and have value only if the Company's stock price increases. Stock options vest beginning on the first anniversary of the grant in equal amounts over three to six years or on the fifth anniversary of the grant. Employees must be employed by the Company at the time of vesting in order to exercise the options. The Committee believes this element of the total compensation program directly links the participant's interests with those of the shareholders and the long-term performance of the Company.

         The Committee establishes the number and terms of options granted under the Plan. The Committee encourages executives to build a substantial ownership investment in the Company's common stock. The Options Exercised table on page 10 reflects the shares acquired by certain executive officers during 1998. The table on page 4 reflects the ownership position of the directors and executive officers at March 5, 1999. Outstanding performance by an individual executive officer is recognized through larger option grants. The Committee, in determining grants of stock options under the Plan, also reviews and considers the executive's history of retaining shares previously obtained through the exercise of prior options.

         The Committee granted options for an aggregate of 531,000 shares to 133 employees during 1998, including options for an aggregate of 238,000 shares to the executive officers. The Chief Executive Officer was granted a non-qualified option in December 1998 to acquire 100,000 shares. The number of shares awarded in the 1998 grant recognizes the performance of the business over the last four years under Mr. Bay's leadership and the Committee's determination that the 1998 grant should be no less than the 1997 grant.

         Restricted stock grants are also a part of the Company's long-term stock incentives. Restricted stock awards will be issued when performance results and the strategic needs of the business so warrant. There were no restricted stock awards in 1996, 1997, or 1998 to executive officers.

         The Committee believes that the programs described above provide compensation that is competitive with comparable manufacturing companies, links executive and shareholder interests and provides the basis for the Company to attract and retain qualified executives. The Committee will continue to monitor the relationship among executive compensation, the Company's performance and shareholder value.

                                            COMPENSATION COMMITTEE

                                            Allen F. Jacobson, Chairman
                                            Charles M. Harper
                                            Lloyd P. Johnson
                                            Thomas F. Madison

                      SHAREHOLDER RETURN PERFORMANCE GRAPHS

         The graph on the following page compares the yearly change in the cumulative total shareholder return on the Company's common stock with the cumulative total returns of the S&P Small Cap 600 Index and an index consisting of a combination of the S&P Manufacturing (Diversified) and Machinery (Diversified) indexes for the five period ended December 31, 1998. The graph assumes that the value of the investment in Valmont Common Stock and each index was $100 on December 31, 1993 and that all dividends were reinvested.


                                   [GRAPH]




                        TOTAL RETURN TO SHAREHOLDER'S
                        (DIVIDENDS REINVESTED MONTHLY)


                                                                ANNUAL RETURN PERCENTAGE
                                                                      YEARS ENDING

COMPANY/INDEX                              DEC94          DEC95          DEC96           DEC97           DEC98
---------------------------------------------------------------------------------------------------------------
VALMONT INDUSTRIES                        -13.36          47.53          68.47          -4.41           -27.72
S&P SMALLCAP 600 INDEX                     -4.77          29.96          21.32          25.58            -1.31
ELECTRICAL/MACHINERY INDEX                  0.44          37.01          34.79          39.41            25.33
MANUFACTURING/MACHINERY INDEX              -0.10          32.09          31.87          22.77             6.59




                                                                   INDEXED RETURNS
                                 BASE                                YEARS ENDING
                                PERIOD
COMPANY/INDEX                    1993       1994           1995           1996            1997         1998
---------------------------------------------------------------------------------------------------------------
VALMONT INDUSTRIES, INC.         100        86.64         127.82         215.34          205.85       148.80
S&P SMALLCAP 600 INDEX           100        95.23         123.76         150.14          188.56       186.10
MANUFACTURING/MACHINERY INDEX    100        99.90         131.95         174.00          213.62       227.70




---------------------------------------------------------------------------------------------------------------

                     APROVAL OF THE VALMONT 1999 STOCK PLAN

GENERAL

         Valmont's Board of Directors has adopted the Valmont 1999 Stock Plan (the "Plan"), subject to stockholder approval. The Board of Directors recognizes the value of stock incentives in assisting Valmont in the hiring and retaining of management personnel and in enhancing of the long-term mutuality of interest between Valmont stockholders and its directors, officers and employees. Since only 348,000 shares of common stock remain available for grant under Valmont's current stock plans, the Board of Directors has approved the Plan which authorizes the issuance of up to 1,700,000 shares of Valmont common stock.

         Under the Plan, the Compensation Committee (the "Committee") of the Board may grant stock options, stock appreciation rights, restricted stock and stock bonuses to officers and other employees of Valmont and its subsidiaries. The number of grantees may vary from year to year. The number of employees eligible to participate in the Plan is estimated to be approximately 150. The Committee administers the Plan and its determinations are binding upon all persons participating in the Plan.

         The maximum number of shares of Valmont's common stock that may be issued under the Plan is 1,700,000. Any shares of common stock subject to an award which for any reasons are cancelled, terminated or otherwise settled without the issuance of any common stock are again available for awards under the Plan. The maximum number of shares of common stock which may be issued under the Plan to any one employee shall not exceed 40% of the aggregate number of shares of common stock that may be issued under the Plan. The shares may be unissued shares or treasury stock. If there is a stock split, stock dividend, recapitalization or other relevant change affecting Valmont's common stock, appropriate adjustments may be made by the Committee in the number of shares issuable in the future and in the number of shares and price under all outstanding grants made before the event.

GRANTS UNDER THE PLAN

         Stock Options for Employees: The Committee may grant employees nonqualified options and options qualifying as incentive stock options. The option price of either a nonqualified stock option or an incentive stock option will be the fair market value of the common stock on the date of grant. Options qualifying as incentive stock options must meet certain requirements of the Internal Revenue Code. To exercise an option, an employee may pay the option price in cash, or if permitted by the Committee, by withholding shares otherwise issuable on exercise of the option or by delivering other shares of common stock, if such shares have been owned by the optionee for at least six months. The term of each option will be fixed by the Committee but may not exceed ten years from the date of grant. The Committee will determine the time or times when each option is exercisable. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. All outstanding options become immediately exercisable in the event of a change-in-control of Valmont.

         Replacement Options: The Committee may grant a replacement option to any employee who exercises all or part of an option using "qualifying stock." A replacement option grants to the employee the right to purchase, at fair market value as of the date of said exercise and grant, the number of shares of stock used by the employee in payment of the purchase price for the option or in connection with applicable withholding taxes on the option exercise. A replacement option may not be exercised for six months following the date of grant, and expires on the same date as the option which it replaces. "Qualifying stock" is stock which has been owned by the employee for at least six months prior to the date of exercise and has not been used in a stock-for-stock swap transaction within the preceding six months.

         Stock Appreciation Rights: The Committee may grant a stock appreciation right (a "SAR") in conjunction with an option granted under the Plan or separately from any option. Each SAR granted in tandem with an option may be exercised only to the extent that the corresponding option is exercised, and such SAR terminates upon termination or exercise of the corresponding option. Upon the exercise of a SAR granted in tandem with an option, the corresponding option will terminate. SAR's granted separately from options may be granted on such terms and conditions as the Committee establishes. If an employee exercises a SAR, the employee will generally receive a payment equal to the excess of the fair market value at the time of exercise of the shares with respect to which the SAR is being exercised over the price of such shares as fixed by the Committee at the time the SAR was granted. Payment may be made in cash, in shares of Valmont common stock, or any combination of cash and shares as the Committee determines.

         Restricted Stock: The Committee may grant awards of restricted stock to employees under the Plan. The restrictions on such shares shall be established by the Committee, which may include restrictions relating to continued employment and Valmont financial performance. The Committee may issue such restricted stock awards without any cash payment by the employee, or with such cash payment as the Committee may determine. The Committee has the right to accelerate the vesting of restricted shares and to waive any restrictions. All restrictions lapse in the event of a change-in-control of Valmont. A maximum of 20% of the shares of stock available for issuance under the Plan may be issued as Restricted Stock. The Committee intends that all restricted stock grants have a restriction period of one year on performance-based restricted stock and three years on tenure-based restricted stock. The Committee also intends to grant acceleration or waiver of restricted stock provisions only in the case of special circumstances.

         Stock Bonuses: The Committee may grant a bonus in shares of Valmont common stock to employees under the Plan. Such stock bonuses may be granted in lieu of cash compensation otherwise payable to such employee.

         Director Participation: Each non-employee director will receive under the Plan (i) an annual award of 2,000 shares of common stock and (ii) an annual award of a nonqualifed stock option for 4,000 shares of common stock exercisable at the fair market value of Valmont's common stock on the date of grant. These awards shall be made annually on the date of and following completion of Valmont's annual stockholders' meeting, commencing with the 1999 annual stockholders' meeting. Directors currently receive similar grants under the 1996 Stock Plan. Following stockholder approval of the 1999 Stock Plan, directors will receive such grants only pursuant to the 1999 Stock Plan. The common stock award will be forfeited if the director's services terminate for any reason other than death, retirement from the board at mandatory retirement age, or resignation or failure to stand for re-election, in any such case without the prior approval of the board.

         Tax Withholding: The Committee may permit an employee to satisfy applicable federal, state and local income tax withholding requirements through the delivery to Valmont of previously-acquired shares of common stock or by having shares otherwise issuable under the Plan withheld by Valmont.

         Other Information: Except as permitted by the Committee, awards under the Plan are not transferable except by will or under the laws of descent and distribution and may be exercised only by the grantee during his or her lifetime. The Board may terminate the Plan at any time but such termination shall not affect any stock options, SAR's, restricted stock or stock bonuses then outstanding under the Plan. Unless terminated by action of the Board, the Plan will continue in effect until December 31, 2008, but awards granted prior to such date will continue in effect until they expire in accordance with their original terms. The Board may also amend the Plan as it deems advisable.

Amendments which materially modify the requirements for participation in the 1999 Stock Plan or increase the number of shares of Valmont common stock subject to issuance under the 1999 Stock Plan must be submitted to stockholders for approval.

FEDERAL INCOME TAX CONSEQUENCES

         With respect to incentive stock options, if the holder of an option does not dispose of the shares acquired upon exercise of the option within one year from the transfer of such shares to such employee, or within two years from the date the option to acquire such shares is granted, then for federal income tax purposes (i) the optionee will not recognize any income at the time of exercise of the option; (ii) the excess of the fair market value of the shares as of the date of exercise over the option price will constitute an "item of adjustment" for purposes of the alternative minimum tax; and (iii) the difference between the option price and the amount realized upon the sale of the shares by the optionee will be treated as a long-term capital gain or loss. Valmont will not be allowed a deduction for federal income tax purposes in connection with the granting of an incentive stock option or the issuance of shares thereunder.

         With respect to the grant of options which are not incentive stock options, the person receiving an option will recognize no income on receipt thereof. Upon the exercise of the option, the optionee will recognize ordinary income in the amount of the difference between the option price and the fair market value of the shares on the date the option is exercised. Valmont will receive an equivalent deduction at that time.

         With respect to restricted stock awards and bonuses of common stock, an amount equal to the fair market value of the Valmont shares distributed to the employee (in excess of any purchase price paid by the employee) will be includable in the employee's gross income at the time of receipt unless the award is not transferable and subject to a substantial risk of forfeiture as defined in Section 83 of the Internal Revenue Code (a "Forfeiture Restriction"). If an employee receives an award subject to a Forfeiture Restriction, the employee may elect to include in gross income the fair market value of the award. In the absence of such an election, the employee will include in gross income the fair market value of the award subject to a Forfeiture Restriction on the earlier of the date such restrictions lapse or the date the award becomes transferable. Valmont is entitled to a deduction at the time and in the amount that the income is included in the gross income of an employee.

         With respect to stock appreciation rights, the amount of any cash (or the fair market value of any common stock) received upon the exercise of a stock appreciation right will be subject to ordinary income tax in the year of receipt and Valmont will be entitled to a deduction for such amount.

VOTE REQUIRED

         The favorable vote of the holders of a majority of the outstanding shares of Valmont's common stock present in person or represented by proxy at the meeting is required for approval of the Plan.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE
                             VALMONT 1999 STOCK PLAN.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors to file reports of changes in ownership of Valmont's common stock with the Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish Valmont with copies of all
Section 16(a) forms so filed. Based solely on review of the copies of such forms furnished to Valmont and written representations from each of Valmont's executive officers and directors, Valmont believes that all persons subject to these reporting requirements filed the required reports on a timely basis during fiscal 1998, except Kenneth E. Stinson, a director, filed one report late with respect to one purchase transaction, and Mark E. Treinen and Brian C. Stanley, executive officers, each filed one report late with respect to stock option exercise transactions.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The firm of Deloitte & Touche LLP ("Deloitte") has been appointed by the Board of Directors to conduct the 1999 audit of the Company's financial statements. The same firm conducted the 1997 and 1998 audits. The Board of Directors requests that shareholders ratify this appointment. A representative from Deloitte will be present at the Shareholders' Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

         Shareholder proposals intended to be presented at the next annual meeting of shareholders must be received by the Company no later than November 24, 1999 in order to be considered for inclusion in the proxy statement for such meeting.

         The Company's bylaws set forth certain procedures which shareholders must follow in order to nominate a director or present any other business at an annual shareholders' meeting. Generally, a shareholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at its principal executive offices not less than ninety nor more than one hundred twenty days prior to the meeting. The bylaws specify the information which must accompany such shareholder notice. Details of the provision of the bylaws may be obtained by any shareholder from the Secretary of the Company.

                                  OTHER MATTERS

         The Board of Directors does not know of any matter, other than those described above, that may be presented for action at the Annual Meeting of Shareholders. If any other matter or proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

                                         BY ORDER OF THE BOARD OF DIRECTORS


                                         Thomas P. Egan, Jr.
                                         Secretary
                                         Valmont Industries, Inc.

                                      PROXY
                            VALMONT INDUSTRIES, INC.
         PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 26, 1999

The undersigned hereby constitutes and appoints Mogens C. Bay and Robert B. Daugherty, or any substitute appointed by them, the undersigned's agents, attorneys and proxies to vote, as designated below, the number of shares the undersigned would be entitled to vote if personally present at the Annual Meeting of the Shareholders of Valmont Industries, Inc., to be held at the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska 68102, on April 26, 1999, at 2:00 p.m., local time or at any adjournments thereof.



     1)  ELECTION OF DIRECTORS
        [  ] FOR all nominees listed below (except as designated         [  ] WITHHOLD AUTHORITY to vote for
             to the contrary below).                                          all nominees listed below.
                                                   Mogens C. Bay
                                                   John E. Jones
                                                   Walter Scott, Jr.

(Instruction:  To withhold authority to vote for any individual nominee, write the nominee's name on the space provided below.)

---------------------------------------------------------------------------------------------------------------------------------
     2) PROPOSAL to approve the Valmont 1999 Stock Plan.
                           [  ] FOR               [  ] AGAINST                  [  ] ABSTAIN

     3) PROPOSAL to ratify the appointment of Deloitte & Touche LLP as independent accountants for fiscal 1999.
                           [  ] FOR               [  ] AGAINST                  [  ] ABSTAIN

     4) IN THEIR DISCRETION, the Proxies are authorized to vote upon such other business or matters as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WHEN
PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED
SHAREHOLDER. IF PROPERLY EXECUTED AND NO DIRECTION IS MADE, THIS PROXY WILL BE
VOTED IN FAVOR OF ALL PROPOSALS.

Dated this ___ day of _____________, 1999.   Signature_______________________________________

                                             Signature_______________________________________

                                             (When signing as attorney, executor, administrator, trustee, guardian or conservator, designate full title.  All joint tenants must sign.)


                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Valmont Industries Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------